Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-167569, No. 333-167574, No. 333-172598, and No. 333-194139) on Form S-8 and the registration statement (No. 333-203919) on Form S-3ASR of Spectrum Brands Holdings, Inc. of our reports dated November 17, 2016, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2016 and 2015 and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, which reports appear in the September 30, 2016 annual report on Form 10-K of Spectrum Brands Holdings, Inc.

/s/ KPMG LLP

Milwaukee, Wisconsin

November 17, 2016